EXHIBIT 99.1

MOD-PAC CORP. Reports 6.5% Growth in Revenue in First Quarter 2009

 * Custom folding carton sales increase 22.1% to $8.5 million for the quarter

 * Print services and stock packaging product lines decline from reduced recessionary demand

BUFFALO, N.Y., May 5, 2009 (GLOBE NEWSWIRE) -- MOD-PAC CORP. (Nasdaq:MPAC), a manufacturer of custom paper board packaging and provider of specialty commercial print services, today reported revenue of $12.3 million for the first quarter of 2009, which ended April 4, 2009, up 6.5% compared with revenue of $11.6 million in the first quarter of 2008. Sales growth was driven by increased demand for its custom folding carton line. Net loss for the first quarter of 2009 was $533 thousand, or $0.16 per diluted share, down marginally when compared with a net loss of $500 thousand, or $0.15 per diluted share, in the first quarter of 2008. Despite sales growth, change in product mix had a negative effect on operating profit.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, "Our strong revenue growth in custom folding cartons was driven by the addition of a new customer with high volume requirements and increased demand from several other customers. Our custom folding cartons business has been strong, even with a soft economy, as our capabilities to provide quick turns provides us a competitive advantage to win new business. These gains were somewhat offset by our smaller product lines which have been more affected by the economic cycle. The change in product mix, however, impacted margins and, therefore, the bottom-line this quarter."

First Quarter Sales Review

 * Sales of folding cartons, which include custom folding cartons and stock packaging, were $10.7 million in the first quarter of 2009, up 12.3% from $9.5 million in the first quarter of 2008.
   Significantly higher customer folding carton sales were offset by lower sales of stock packaging.  Custom folding carton sales in the first quarter of 2009 were $8.5 million, up $1.5 million or 22.1%
   compared with sales of $7.0 million in the first quarter of 2008.
   Growth in this category was driven by increased business from a number of existing accounts and one large account from which we have steadily been gaining additional business over the last few years.  Also, the addition of a new, significant account
   contributed to the growth.  Economic conditions impacted stock packaging sales which were $2.2 million, a $0.37 million, or 14.5%, decrease from sales of $2.5 million in the first quarter of 2008.

 * Print services sales, which includes specialty print and direct mail and personalized print, were down $0.43 million, or 21.6%, to
   $1.5 million compared with $2.0 million in the same period the prior year.  Specialty print and direct mail sales decreased 21.9%
   to $0.77 million in the first quarter of 2009.  The decrease was primarily due to one-time sales in 2008 to a custom folding carton customer and weakness in general business conditions.  Personalized print sales declined to $0.77 million in the first quarter of 2009 compared with $0.98 million in the first quarter of 2008.  The decline from the prior year period was due to softness in the economy.

First Quarter Operating Results

Gross profit increased slightly to $1.4 million in the 2009 first quarter compared with $1.3 million in the first quarter of 2008. Gross margin was 11.5% in the first quarter of 2009, relatively flat when compared with 11.6% in the same period the prior year. Year over year, the gross profit and margin was impacted by a weaker sales mix and lower waste sales due to a drop in the recycled paper board market, somewhat offset by increased operational leverage due to higher sales.

Selling, general and administrative (SG&A) expenses were $2.0 million, or 16.2% of revenue, in the first quarter of 2009 compared with $2.1 million, or 17.8% of revenue, in the same period the prior year. The 2.8% decrease in SG&A expense was the result of reduced professional service fees and advertising costs.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash option expense (Adjusted EBITDA) improved to $0.41 million in the first quarter of 2009 compared with $0.38 million in the first quarter of 2008, reflecting the leverage obtained from improving our cost structure. The first quarter of 2009 was the sixth consecutive quarter of positive Adjusted EBITDA. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the reconciliation of Net Loss to Adjusted EBITDA in the attached table.)

The effective tax rate for the first quarter of 2009 was 18.3% compared with an effective tax rate of 33.3% in the first quarter of 2008. In the first quarter of 2009, the Company built a valuation allowance into the annual effective tax rate for 2009 due to the uncertainty with respect to utilizing a certain deferred tax asset in the future based on a past trend of operating losses. This impacted net loss unfavorably by $0.1 million in the first quarter of 2009.

Liquidity

Cash and cash equivalents were $0.1 million at April 4, 2009, a slight decrease from $0.2 million at December 31, 2008. Capital expenditures in the first quarter of 2009 were $0.3 million compared with $0.7 million in the same period the prior year. System and efficiency investments and custom folding carton equipment made up the bulk of the first quarter 2009 expenditures. Capital expenditures are expected to be approximately $1.0 million in fiscal year 2009. Depreciation and amortization for the first three months of 2009 was $0.9 million compared with $1.0 million in the first quarter of 2008.

MOD-PAC has access to a $5.0 million committed line of credit with a commercial bank, which expires in March 2010. The line of credit balance at April 4, 2009 was $2.1 million, up from $1.0 million at December 31, 2008. An additional $0.2 million of the line of credit was in use through standby letters of credit. The increase was primarily the result of net losses, capital expenditures and working capital requirements, partially offset by non-cash depreciation and amortization expense. The Company believes that cash and cash equivalents and net cash provided by operating activities will be sufficient to meet requirements in 2009.

There were no shares repurchased by the Company during the first three months of 2009. MOD-PAC has authorization to repurchase 75,885 shares.

Outlook

Mr. Keane concluded, "Our objective in 2009 is to continually improve our productivity and maintain our cost discipline, as we refine and focus our sales and marketing efforts. The near-term outlook continues to suggest a difficult market environment; however, our value proposition has not changed, nor has our long-term outlook and strategy for growth. We believe that we have the expertise to become a leader in North America in paperboard packaging and specialty commercial print services."

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 1:30 pm ET. During the teleconference, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

 * The live webcast can be found at http://www.modpac.com.
   Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
 * The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 320365 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 320365 and account number 3055. The telephonic replay will be available through Tuesday, May 12, 2009 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically priced, short-run, on demand, full-color commercial and folding carton print products and services. MOD-PAC also offers data management and direct mail and fulfillment service capabilities. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC's strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

The MOD-PAC CORP. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3592

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

                             MOD-PAC CORP.
                  CONSOLIDATED INCOME STATEMENT DATA
                  ----------------------------------
                              (unaudited)

 (in thousands except per share data)
                                                   Three months ended
                                                  4/4/2009   3/29/2008
                                                 ---------------------
 Revenue
   Product sales                                   $ 12,210   $ 11,467
   Rent                                                 116        110
                                                 ---------------------
 Total revenue                                       12,326     11,577
 Cost of products sold                               10,906     10,231
                                                 ---------------------
 Gross profit                                         1,420      1,346
   Gross profit margin                                 11.5%      11.6%
 Selling, general and administrative expense          1,999      2,056
                                                 ---------------------
 Loss from operations                                  (579)      (710)
   Operating loss margin                               -4.7%      -6.1%
 Interest expense, net                                   63         52
 Other expense (income)                                  11        (12)
                                                 ---------------------
 Loss before taxes                                     (653)      (750)
 Income tax benefit                                    (120)      (250)
                                                 ---------------------
 Net loss                                          $   (533)  $   (500)
                                                 =====================

 Basic loss per share:                             $  (0.16)  $  (0.15)
 Diluted loss per share:                           $  (0.16)  $  (0.15)

 Weighted average diluted shares outstanding          3,430      3,446

                              MOD-PAC CORP.
                        PRODUCT LINE REVENUE DATA
                               (unaudited)
 ($, in thousands)
                          Three Months Ended        %        2009 YTD
                         4/4/2009    3/29/2008    change    % of Total
                        ----------------------------------  ----------
 FOLDING CARTONS
 Custom folding cartons    $ 8,491     $ 6,952       22.1%       69.6%
 Stock packaging             2,174       2,544      -14.5%       17.8%
                        ----------------------------------  ----------
   Folding cartons
    subtotal                10,665       9,496       12.3%       87.4%

 PRINT SERVICES
 Specialty print and
  direct mail                  772         988      -21.9%        6.3%
 Personalized                  773         983      -21.4%        6.3%
                        ----------------------------------  ----------
   Print services
    subtotal                 1,545       1,971      -21.6%       12.6%

                        ----------------------------------  ----------
 Total product revenue     $12,210     $11,467        6.5%      100.0%
                        ==================================  ==========

                            MOD-PAC CORP.
                    CONSOLIDATED BALANCE SHEET DATA
                    -------------------------------

 (in thousands)
                                                  4/4/2009  12/31/2008
                                                 (unaudited)
                                                 ---------------------
 ASSETS:
 -------
 Cash and cash equivalents                         $    135   $    200
 Trade accounts receivable:
   Customers                                          5,019      4,920
   Allowance for doubtful accounts                     (156)      (170)
                                                 ---------------------
 Net trade accounts receivable                        4,863      4,750
 Inventories:
   Finished goods                                     2,620      2,671
   Work in progress                                     277        238
   Raw materials                                      1,442      1,404
                                                 ---------------------
                                                      4,339      4,313
 Prepaid expenses                                       547        357
                                                 ---------------------
   Total current assets                               9,884      9,620

 Property, plant and equipment, at cost              68,998     68,707
  Less accumulated depreciation                     (47,991)   (47,116)
                                                 ---------------------
   Net property, plant and equipment                 21,007     21,591
 Other assets                                         1,394      1,340
                                                 ---------------------
   Total assets                                    $ 32,285   $ 32,551
                                                 =====================

 LIABILITIES AND SHAREHOLDERS' EQUITY:
 -------------------------------------
 Current maturities of long-term debt              $    171   $    168
 Accounts payable                                     2,542      3,222
 Accrued expenses                                       501        581
 Line of credit, current                              2,100         --
                                                 ---------------------
   Total current liabilities                          5,314      3,971

 Line of credit, long-term                               --      1,000
 Long-term debt                                       2,369      2,413
 Other liabilities                                       38         37
 Deferred income taxes                                   --        118
 Shareholders' equity                                24,564     25,012
                                                 ---------------------
   Total liabilities and shareholders' equity      $ 32,285   $ 32,551
                                                 =====================

                             MOD-PAC CORP.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                 ------------------------------------
                              (unaudited)

(in thousands)

                                                   Three Months Ended
                                                  4/4/2009   3/29/2008
                                                 ---------------------
 Cash flows from operating activities:
   Net loss                                        $   (533)  $   (500)
   Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                       914        998
    Provision for doubtful accounts                      (5)       (25)
    Stock option compensation expense                    85         80
    Deferred income taxes                              (118)      (251)
    Loss on disposal of assets                           24         --
    Cash flow from change in operating assets
     and liabilities:
     Accounts receivables                              (108)       (42)
     Inventories                                        (26)        68
     Prepaid expenses                                  (190)      (169)
     Other liabilities                                    1        220
     Accounts payable                                  (680)        92
     Accrued expenses                                   (80)      (276)
                                                 ---------------------
   Net cash (used in) provided by operating
    activities                                     $   (716)  $    195
                                                 ---------------------

 Cash flows from investing activities
  Proceeds from the sale of assets                 $      6   $     --
  Change in other assets                                (69)       (37)
  Capital expenditures                                 (345)      (670)
                                                 ---------------------
  Net cash used in investing activities            $   (408)  $   (707)
                                                 ---------------------

 Cash flows from financing activities
  Principal payments on long-term debt             $    (41)  $    (11)
  Increase in line of credit                          1,100        700
  Purchase of treasury stock                             --       (150)
  Deferred financing fees                          $     --   $     (5)
                                                 ---------------------
  Net cash provided by financing activities        $  1,059   $    534
                                                 ---------------------

 Net (decrease) increase in cash and cash
  equivalents                                           (65)        22

 Cash and cash equivalents at beginning of year         200         98
                                                 ---------------------
 Cash and cash equivalents at end of period        $    135   $    120
                                                 =====================

                             MOD-PAC CORP.
       Reconciliation between GAAP Net Loss and Adjusted EBITDA

 (in thousands)                                    Three Months Ended
                                                  4/4/2009   3/29/2008
                                                  ---------  ---------

 GAAP Net Loss                                        ($533)     ($500)

 Interest                                                63         52
 Taxes                                                 (120)      (250)
 Depreciation and amortization                          914        998
 Stock-based compensation                                85         80

 ---------------------------------------------------------------------
 Adjusted EBITDA                                       $409       $380
 =====================================================================

 Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, and non-cash stock option expense.

CONTACT:  Kei Advisors LLC
          Deborah K. Pawlowski
          716.843.3908
          Dpawlowski@keiadvisors.com